EXHIBIT 99.1

Press Release	Source: Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals Reports Update on Clinical Development Programs

NEW YORK, April 28, 2006 (PRIMEZONE) -- Manhattan Pharmaceuticals, Inc. (AMEX:MHA - News) announced the following update regarding the development status of oral Oleoyl-estrone for obesity and topical PTH (1-34) for psoriasis.

The Phase IIa protocol for Oleoyl-estrone in the treatment of obesity has received local ethics committee approval and has been submitted to SwissMedic, the Swiss medical regulatory authority, for review. The Company plans to initiate this trial immediately upon receiving final regulatory approval.

Dosing of topical PTH (1-34) in the Investigator IND-conducted Phase IIa study has been delayed due to issues identified with the current formulation and the difficulty of conducting a psoriasis study in the summer. Ideally, psoriasis trials are conducted in the fall and winter due to the natural improvement of the disease during the summer months.

Manhattan Pharmaceuticals is working with formulation experts to assist in addressing the issues and anticipates a one- to two-quarter formulation effort. The Company believes these formulation activities may lead to additional intellectual property surrounding the product.

Manhattan is committed to moving forward with topical PTH (1-34) in light of the highly statistically significant clinical results demonstrated in the Investigator IND conducted Phase I/II study published in the British Journal of Dermatology (2003). In this study, over 60 percent of patients experienced complete clearing of treated psoriasis lesions and 85 percent experienced at least partial clearing.

About Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc. (AMEX:MHA - News), a development stage pharmaceutical company, acquires and develops proprietary prescription drugs for large, underserved patient populations. In view of the worldwide obesity epidemic, the company is developing OE, an orally administered novel therapeutic for weight loss. To meet the needs of other major, underserved medical markets while lowering development risks, Manhattan Pharmaceuticals is also developing PTH (1-34), a peptide believed to be a regulator of epidermal cell growth, for psoriasis and Propofol Lingual Spray, a convenient, proprietary lingual spray formulation of propofol, the world's best-selling general anesthetic, as a sedative-hypnotic for use during diagnostic and therapeutic procedures. http://www.manhattanpharma.com

Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, issues relating to drug formulation and manufacturing, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.

Contact:	Manhattan Pharmaceuticals, Inc.
Nicholas J. Rossettos, CPA, Chief Financial Officer
(212) 582-3950

Redington, Inc.
Thomas Redington
(203) 222-7399
(212) 926-1733